Exhibit (p)(1)

Trust Code of Ethics (“1940 Act Code of Ethics”)

Introduction

Cavanal Hill Funds (the “Trust”), is a registered investment company under the Investment Company Act of 1940, as amended (“1940 Act”), which is authorized to issue its shares of beneficial interest in separate series representing the interests in separate funds of securities and other assets (each a “Fund”).

Rule 17j-1 under the 1940 Act (“Rule 17j-1” or “Rule”) makes it unlawful for certain persons, including Trustees, officers, and other investment personnel of the Trust and any Fund of the Trust, to engage in fraudulent, manipulative, or deceptive conduct in connection with their personal trading of securities “held or to be acquired” by any Fund of the Trust.

Further, Rule 17j-1 under the 1940 Act requires the Trust and each investment adviser (“Adviser”) for each Fund and any principal underwriter (“Distributor”) for a Fund for which an officer or director serves as an officer or trustee of the Trust or of any Adviser, to adopt a code of ethics and to establish procedures reasonably designed to: (i) govern the personal securities activities of Access Persons, as defined herein;

(ii) prevent the employment of any device, scheme, artifice, practice, or course of business that operates or would operate as a fraud or deceit on the Trust or any Fund with respect to those personal securities transactions; and (iii) otherwise prevent personal trading prohibited by the Rule.

The policies, restrictions, and restrictions included in this Code of Ethics are designed to prevent violations of Rule 17j-1 under the 1940 Act.

A.	Legal Requirements.

Rule 17j-1(b) under the Investment Company Act of 1940 (the "Act") makes it unlawful for any officer or trustee (as well as other persons) of the Cavanal Hill Funds (the "Trust"), in connection with purchase or sale by such person of a security "held or to be acquired" by any investment portfolio of the Trust (a "Fund"):

1)	To employ any device, scheme or artifice to defraud the Trust or a Fund;

2)	To make to the Trust or a Fund any untrue statement of a material fact or omit to state to the Trust or a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3)	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or a Fund; or

4)	To engage in any manipulative practice with respect to the Trust or a Fund.

B.	Unlawful Actions.

It is the policy of the Trust that no "access person" of the Trust or of a Fund shall engage in any act, practice or course or conduct that would violate the provisions of Rule 17j- 1(b) set forth above.

In keeping with the recommendations of the Board of Governors of the Investment Company Institute, the following general policies shall govern personal investment activities of access persons of the Trust or of a Fund:

a.	It is the duty of all access persons of the Trust or of a Fund to place the interest of Trust shareholders first;

b.	All access persons of the Trust or of a Fund shall conduct personal securities transactions in a manner that is consistent with this Code of Ethics and that avoids any actual or potential conflict of interest or any abuse of a position of trust and responsibility; and

c.	No access person of the Trust or of a Fund shall take inappropriate advantage of his or her position with the Trust or with a Fund.

C.	Definitions.

All definitions shall have the same meaning as explained in Rule 17j-1 or Section 2(a) of the 1940 Act and are summarized below.

“Access Person” shall mean: (a) any trustee, director, officer, general partner, or “Advisory Person” (as defined below) of the Trust or any Fund or an Adviser thereof; or (b) any director, officer, or general partner of the Distributor for the Trust or any Fund who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of “Covered Securities” (as defined below), by any Fund for which the Distributor so acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to any Fund regarding the purchase and sale of Covered Securities.

Notwithstanding the provisions of clause (a) above, where an Adviser is primarily engaged in a business or businesses other than advising registered investment companies or other advisory clients, the term “Access Person” shall mean any trustee, director, officer, general partner, or Advisory Person of an Adviser who, with respect to any Fund, makes any recommendation, participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made to any Fund, or who, in connection with his or her duties, obtains any information concerning Covered Securities recommendations being made by such Adviser to any Fund of the Trust.

An “Advisory Person” shall mean: (a) any employee of the Trust or any Fund or of an Adviser thereof (or of any company in a control relationship to Trust, Fund or any Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by any Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and (b) any natural person in a control relationship with the Trust or any Fund or an Adviser thereof who obtains information concerning recommendations made to any Fund regarding the purchase or sale of Covered Securities by the Fund.

All references herein to an “Adviser” of a Fund shall be deemed to include any “co-adviser” or “sub- adviser” of such Fund as the case may be.

“Beneficial Ownership” for the purposes of this Code shall be interpreted in a manner that is consistent with Section 16 of the Securities Exchange Act of 1934, as amended (“1934 Act”), and Rule 16a-1(a) thereunder, which generally speaking, encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect “pecuniary interest” (i.e., some economic benefit) from the ownership of a security. Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Securities to which the report relates. In addition, persons should consider themselves the “Beneficial Owner” of a security held by their spouse, minor children, relatives who share their home, or other persons pursuant to a contract, arrangement, understanding, or relationship that provides the other person with sole or shared voting or investment power with respect to such security.

“Code” shall mean the Code of Ethics of the Trust.

“Control” shall have the meaning as that set forth in Section 2(a)(9) of the 1940 Act.

“Covered Security” means a “security” as set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include: (a) direct obligations of the U.S. Government; (b) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (c) shares of registered open-end investment companies (shares of exchange-traded funds (“ETFs”) shall be considered Covered Securities).

“Disinterested Trustee” of the Trust means a Trustee who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act. An “interested person” of the Trust includes any person who is a trustee, director, officer, employee, or owner of 5% or more of the outstanding stock of an Adviser of or the Distributor. Affiliates of brokers or dealers are also “interested persons” of the Trust, except as provided in Rule 2a19-1 under the 1940 Act.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (“1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

“Investment Personnel” of a Fund or an Adviser means: (a) any employee of the Trust or any Fund or Adviser (or any company in a control relationship to the Trust, Fund or any Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by any Fund; or (b) any natural person who controls the Trust, Fund or any Adviser and who obtains information concerning recommendations made to any Fund regarding the purchase or sale of securities by any Fund.

"Investment personnel of the Trust or a Fund" means (i) any employee of the Trust (or of a company in a control relationship to the Fund) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust or a Fund, and (ii) any natural person who controls the Trust or a Fund and who obtains information concerning recommendations made to the Trust or a Fund regarding the purchase or sale of securities. "initial public offering" and "limited offering" shall have the same meaning as set forth in Rule 17j- 1(a)(6) and (8), respectively.

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(a)(2) or Section 4(a)(5) or pursuant to Rules 504 or 506 under the 1933 Act.

“Purchase or sale” includes, among other things, the writing of an option to purchase or sell a security or the purchase or sale of a future or index on a security or option thereon.

“Review Officer” means, with respect to the Trust, the Chief Compliance Officer of the Trust or such other person(s) as may be designated by the Chief Compliance Officer. In this regard, the adviser of, administrator to (if applicable), and the distributor (if applicable) for the Trust shall appoint a compliance officer for the adviser, administrator, or the distributor, which person shall be designated as the “Review Officer” with respect to such adviser, administrator, or the distributor. The Review Officer of the adviser, administrator, or the distributor will assume the responsibility to monitor its relevant adviser’s, administrator’s, or distributor’s compliance with the Code in connection with all Access Persons associated with such adviser, administrator, or distributor. In this regard, the Review Officer for each adviser, administrator, and the distributor shall approve all transactions, receive reports and otherwise monitor compliance with the Code in connection with all Access Persons associated with such adviser, administrator, and the distributor. Access Persons who provide copies of all confirmations, account statements and reports to such Review Officer in accordance with the adviser’s, administrator’s, or the distributor’s code of ethics will not be required to provide copies of such confirmations, account statements and reports to the Trust’s Review Officer pursuant to this paragraph. In turn, each Review Officer of any adviser, administrator, and the distributor shall report at least quarterly to the Chief Compliance Officer or Review Officer of the Trust all violations of this Code that occurred during the past quarter. The Chief Compliance Officer or Review Officer with respect for the Trust shall: (a) approve transactions, receive reports and otherwise monitor compliance with the Code in connection with all Access Persons not otherwise associated with an adviser of, administrator to, or the distributor to any Fund; (b) receive reports from all other Review Officers designated hereunder; (c) report at least quarterly to the Board of Trustees of the Trust all violations of this Code that occurred during the past quarter; and (d) provide the Board with an annual written report with respect to the information specified in Section F.4 below.

“Security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act.

A Covered Security is for purposes of this Code being “held or to be acquired” by any Fund if within the most recent 15 days the Covered Security: (a) is or has been held by a Fund; (b) is being held or has been considered by a Fund or its Adviser for purchase by the Fund; or (c) any option to purchase or sell, any Covered Security convertible into or exchangeable for, a Covered Security described in (a) or (b) of this paragraph.

A Covered Security is “being considered for purchase or sale” when, among other things, a recommendation to purchase or sell a Covered Security for a Fund has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

D.	Trust Policy.

1)	No Violations of Rule 17j-1: It is the policy of the Trust that no “Access Person” of the Trust or of a Fund shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) or Section B of this Code.

2)	Disclosure of Interested Transactions: No Access Person shall recommend any transactions with respect to a Covered Security by any Fund of the Trust without first disclosing his or her interest, if any, in such Covered Securities or the issuer thereof, including without limitation:

a)	any direct or indirect Beneficial Ownership of any Covered Securities of such issuer;
b)	any contemplated transaction by such person in such Covered Securities;
c)	any position with the issuer of the Covered Securities or its affiliates; and
d)	any present or proposed business relationship between the issuer of the Covered Securities or its affiliates and such person or any party in which such person has a significant interest.

3)	Initial Public Offerings (“IPOs”): No Investment Personnel shall acquire, directly or indirectly, any Beneficial Ownership in any IPO with respect to any Covered Security without first obtaining prior approval of the appropriate Review Officer for that Investment Personnel, which Review Officer: (a) has been provided by such Investment Personnel with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Investment Personnel’s activities on behalf of such Fund) and (b) has concluded after consultation with other Investment Personnel of such Fund (who have no personal interest in the issuer involved in the private placement) that such Fund has no foreseeable interest in purchasing such Covered Security.

4)	Limited Offerings: No Investment Personnel shall acquire, directly or indirectly, Beneficial Ownership of any Covered Security in a Limited Offering without first obtaining the prior approval of the Review Officer of the relevant adviser, which Review Officer: (a) has been provided by such Investment Personnel with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Investment Personnel’s activities on behalf of such Fund) and (b) has concluded after consultation with other Investment Personnel of such Fund (who have no personal interest in the issuer involved in the private placement) that such Fund has no foreseeable interest in purchasing such Covered Security.

5)	Exempt Transactions: The prohibited activities set forth in this Section D shall not apply to:

a)	purchases or sales effected in any account over which such person has no direct or indirect influence or control;
b)	purchases or sales that are non-volitional on the part of the person or any Fund of the Trust;
c)	purchases that are part of an automatic dividend reinvestment plan;
d)	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

E.	Preclearance Procedures.

Investment personnel of the Trust or a Fund shall obtain approval from the Trust's President before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or in a limited offering.

F.	Reporting Requirements.

The Trust CCO or designee shall monitor all personal trading activity of all Access Persons as deemed appropriate and covered by this Code. An Access Person of a Fund who is also an Access Person of the Fund’s principal underwriter, affiliates or Adviser may submit such reporting requirements via the forms prescribed by any such separate Code of Ethics provided that the associated forms comply with the requirements of Rule 17j-1(d)(1) of the 1940 Act.

1)	Each person becoming an Access Person of the Trust or of a Fund, other than a trustee who is not an "interested person" of the Trust (as defined in the Act), shall no later than 10 days after becoming such an access person submit a report to the Trust's CCO showing all holdings in "covered securities" in which the person had any direct or indirect beneficial ownership. Such Initial Holding Report shall also indicate all broker/dealers and banks with which the access person held direct or indirect ownership of securities. Such reports need not show holdings over which such person had no direct or indirect influence or control.
2)	Each Access Person of the Trust or of a Fund, other than a trustee who is not an "interested person" of the Trust (as defined in the 1940 Act), shall submit reports each quarter to the Trust's CCO showing all transactions in "covered securities" in which the person had, or by reason of such transaction acquired, any direct or indirect beneficial ownership. Such reports shall be filed no later than 10 days after the end of each calendar quarter, but need not show transactions over which such person had no direct or indirect influence or control.
3)	Each trustee who is not an "interested person" of the Trust (as defined in the 1940 Act) shall submit the same quarterly report as required under paragraph 2, but only for a transaction in a covered security where he/she knew at the time of the transaction or, in the ordinary course of fulfilling his/her official duties as a trustee, should have known that during the 15-day period immediately preceding or after the date of the transaction such security is or was purchased or sold, or considered for purchase or sale, by the Trust or the Fund. No report is required if the trustee had no direct or indirect influence or control over the transaction.

4)	Each Access Person of the Trust or of a Fund, other than a trustee who is not an "interested person" (as defined in the 1940 Act), shall by July 30 of each year submit to the Trust's CCO a report showing all holdings in covered securities in which the person had any direct or indirect beneficial ownership as of a date no more than 30 days before the report is submitted. Such report need not show holdings over which such person had no direct or indirect influence or control.

G.	Reports to Trustees.

The Board shall consider reports made to it hereunder and shall determine whether the policies established in section B of this Code have been violated, and what sanctions, if any, should be imposed.

H.	Approval of Codes and Material Amendments Thereto.

1)	The Board of Trustees of the Trust, including a majority of the independent Trustees thereof, shall approve the Codes of Ethics of the Trust, of the principal underwriter of the Trust, and of each investment adviser and sub-adviser to any Fund. Any material change to such Code must be approved by the Board of Trustees of the Trust, including a majority of the independent Trustees thereof, within six months of said amendment. No amendment of this Code may be made unless and until approved by the Board of Trustees of the Trust, including a majority of the independent Trustees thereof.

2)	In approving a Code of Ethics, the Board of Trustees shall have secured a certificate from the entity that adopted the Code that it has adopted procedures reasonably necessary to prevent its access persons from violating the Code in question.

I.	Annual Report

The Trust, principal underwriter thereof, and any investment adviser or sub- adviser to any Fund shall, not less frequently than annually, furnish the Board of Trustees of the Trust with a written report that:

1)	describes any issues arising under its Code of Ethics or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of such Code or procedures and sanctions imposed in response, and
2)	certifies that the Trust, principal underwriter, or investment adviser or sub-adviser, as applicable, has adopted procedures reasonably necessary to prevent its access persons from violating its Code of Ethics.

This Code, a copy of each Securities Transaction and Holding Report by an access person, any written report hereunder by the Trust CCO, and lists of all persons required to make reports shall be preserved with the Trust's records for the period required by Rule 17j-1.

Adopted: 10/24/2024

Last amended: 10/24/2024